Exhibit 10.2

Summary of Compensation of the Directors of Allin Corporation

At the commencement of each year of service, each non-employee director of Allin Corporation (the “Company”) is entitled to receive an option to acquire 5,000 shares of common stock of the Company at an exercise price equal to the closing price of the common stock on the date of the grant. The option grant will vest on the first anniversary of the date of the grant if the individual is serving as a director on that date.

Non-employee directors of the Company also receive $2,500 for each Board of Directors meeting attended and $500 for each separate committee meeting attended on a date on which no full board meeting is held. Directors of the Company who are also employees do not receive additional compensation for attendance at Board and committee meetings. All directors are reimbursed for out-of-pocket expenses in connection with attendance at Board and committee meetings.

53